Exhibit 5.2

January 20, 2017

Mimecast Limited

CityPoint, One Ropemaker Street, Moorgate

London EC2Y 9AW

United Kingdom

Re:	Securities Being Registered under Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as United States counsel to you in connection with your filing of a Registration Statement on Form F-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to (A) the registration of up to $50,000,000 of any combination of (i) ordinary shares, nominal value $0.012 per share (the “Ordinary Shares”), of Mimecast Limited, a limited company incorporated under the laws of Jersey (the “Company”), (ii) preferred shares, nominal value $0.012 per share of the Company (the “Preferred Shares”), (iii) debt securities of the Company (“Debt Securities”), (iv) warrants to purchase Ordinary Shares, Preferred Shares or Debt Securities (“Warrants”) or (v) units comprised of Ordinary Shares, Preferred Shares, Debt Securities, Warrants and other securities in any combination (“Units”), and (B) the registration of up to 20,539,000 Ordinary Shares to be sold from time to time by the selling shareholders listed in the Registration Statement under the caption “Selling Shareholders.” The Ordinary Shares, Preferred Shares, Debt Securities, Warrants and Units are sometimes referred to collectively herein as the “Securities.” Securities may be issued in an unspecified number (with respect to Ordinary Shares, Preferred Shares, Warrants and Units) or in an unspecified principal amount (with respect to Debt Securities). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. We have also relied, with the permission of Mourant Ozannes, upon the legal opinion letter of Mourant Ozannes to the Company dated January 20, 2017 with respect to certain matters concerning the Company and the Securities.

The opinions set forth below are limited to the law of New York. Without limiting the generality of the foregoing, we express no opinion with respect to state securities or “blue sky” laws.

For purposes of this opinion letter, we have assumed that (i) the Company shall continue to be validly existing; (ii) the Company shall have obtained any consent, approval, license or exemption by, or order or authorization of, and shall have made any filing, recording or registration with, any governmental or regulatory authority, in each case to the extent required by applicable law; (iii) after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued Ordinary Shares together with the total number of shares issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Warrants) as the case may be, then outstanding, will not exceed the total number of authorized Ordinary Shares under the Company’s organizational documents, as then in effect; and (iv) with respect to Debt Securities, (a) the indenture or a supplemental indenture relating to such Debt Securities shall be governed by the laws of the State of New York and shall have been duly authorized, executed and delivered in accordance with applicable law, (b) the terms of such Debt Securities shall have been established in conformity with the applicable indenture or supplemental indenture and applicable law and (c) such Debt Securities shall have been duly authorized, executed and delivered in accordance with the applicable indenture or supplemental indenture and applicable law; and (iv) with respect to Warrants, (a) the Warrants and each of the agreements pursuant to which such Warrants will be issued shall be governed by the laws of the State of New York and shall have been duly authorized, executed and delivered in accordance with applicable law, (b) the terms of such Warrants shall have been established in conformity with applicable law and each of the agreements pursuant to which such Warrants will be issued and (c) such Warrants shall have been duly authorized, executed and delivered in accordance with applicable law and the applicable agreement pursuant to which such Warrants will be issued. We refer to the matters described in clauses (iii) and (iv) above and the issuance of such Securities in accordance with the authorization therefor upon the receipt by the Company of the consideration to be paid therefor in accordance with such authorization as the “Future Authorization and Issuance” of Debt Securities or Warrants, as the case may be.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	Upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

2.	Upon the Future Authorization and Issuance of Warrants, such Warrants will be valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP